Exhibit 99.1

NEWS RELEASE

Contacts:	Perry T. Massie, President and Chief Executive Officer
William A. Owen, Chief Financial Officer
951.699.4749

Angie Yang
PondelWilkinson Inc.
Corporate & Investor Relations
310.279.5980
investor@pondel.com

OUTDOOR CHANNEL HOLDINGS REPORTS 2006 FIRST QUARTER RESULTS

Temecula, California – May 10, 2006 – Outdoor Channel Holdings, Inc. (NASDAQ NMS: OUTD) today reported total revenues of $11.3 million for the three months ended March 31, 2006, up 12 percent from $10.1 million in the prior-year period.

Subscriber fees, which are solely related to the company’s national television network, The Outdoor Channel, rose 20 percent to $4.4 million from $3.6 million in the same period a year earlier, reflecting an increased number of paying subscribers as well as contractual subscriber fee rate increases. Advertising revenue, which is generated principally from the sale of advertising time on The Outdoor Channel, rose 8 percent to $5.7 million in the 2006 first quarter from $5.3 million a year ago. Membership income, derived from the company’s related businesses that serve the interests of The Outdoor Channel’s viewers and outdoor enthusiasts, increased by 5 percent over the prior-year period and rounded to $1.2 million for both the 2006 and 2005 first quarters.

“We achieved a major milestone in the first quarter of 2006 with the grand opening of our digital broadcast facility. We now perform our own play-back and satellite up-link of our east and west coast feeds as well as our high definition channel, Outdoor Channel 2 HD,” said Perry T. Massie, president and chief executive officer of Outdoor Channel Holdings. “We believe The Outdoor Channel airs the best programming in hunting, fishing and traditional outdoor activities, and the growth in our subscriber base during the first quarter of 2006, as estimated by Nielsen Media Research, is a testament to the Channel’s leadership in this genre.”

Primarily resulting from the company’s increased in-house programming efforts, a special campaign to support subscriber growth, increased legal and other costs resulting from ongoing efforts related to carriage agreement negotiations and the non-cash compensation charge resulting from the adoption of Financial Accounting Standards Board Statement No. 123R, total expenses for the 2006 first quarter rose 27 percent to $11.9 million from $9.3 million a year ago.

The company reported a first quarter net loss of $82,000, $0.00 per share, based on 24.5 million weighted shares outstanding. Outdoor Channel Holdings adopted SFAS 123R related to expensing stock-

based compensation on the modified prospective transition method beginning in the first quarter of fiscal 2006, which reduced net income by $490,000 and earnings per share by $0.02 in the quarter. In the year-ago first quarter, net income totaled $452,000, or $0.02 per diluted share, based on 22.4 million weighted average shares outstanding.

Massie added:  “A significant amount of management’s attention continues to be directed toward negotiating carriage deals with all of the major cable and satellite providers. This remains our company’s top priority, and we believe we are making progress.”

Investor Conference Call

Outdoor Channel Holdings’ management will host an investor conference call today, May 10, 2006, at 2:00 p.m. PDT (5:00 p.m. EDT) to review the company’s financials and operations for its 2006 first quarter ended March 31, 2006. The call will be open to all interested investors through a live, listen-only audio Web broadcast via the Internet at www.outdoorchannelholdings.com and www.earnings.com. For those who are not available to listen to the live broadcast, the call will be archived for one year at both Web sites. A telephonic playback of the conference call also will be available through 5:00 p.m. PDT (8:00 p.m. EDT), Wednesday, May 17, by calling 888-286-8010 (domestic) or 617-801-6888 (international) and using participant passcode 79276059.

About Outdoor Channel Holdings, Inc.

Outdoor Channel Holdings, Inc. owns and operates The Outdoor Channel, a national television network dedicated to providing traditional outdoor programming to America’s 82 million anglers, hunters and outdoor enthusiasts. The Outdoor Channel features approximately 100 weekly programs featuring hunting, fishing and shooting sports, as well as off road motor sports and other related lifestyle programming. Nielsen Media Research estimates The Outdoor Channel’s universe, through a combination of cable and satellite dish subscribers, to be approximately 26.7 million homes for May 2006. The company also owns and operates related businesses that serve the interests of viewers of The Outdoor Channel and other outdoor enthusiasts, including Outdoor Channel 2 HD, LDMA-AU, Inc. (Lost Dutchman’s) and Gold Prospector’s Association of America, LLC. (GPAA).

Safe Harbor Statement

The information contained in this news release may include forward-looking statements. The company’s actual results could differ materially from those discussed in any forward-looking statements. The statements contained in this news release that are not historical are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including statements, without limitation, regarding our expectations, beliefs, intentions or strategies regarding the future. We intend that such forward-looking statements be subject to the safe-harbor provisions contained in those sections. Such forward-looking statements relate to, among other things, the continued progress in our negotiations with cable and satellite providers to increase our subscriber base. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

These statements involve significant risks and uncertainties and are qualified by important factors that could cause our actual results to differ materially from those reflected by the forward-looking statements. Such factors include but are not limited to (1) the company’s ability to increase its subscriber base; (2) the impact from increasing launch support costs to increase distribution of The Outdoor Channel; (3) the placement of The Outdoor Channel in unpopular or more expensive packages; (4) the risk of cable and satellite service providers discontinuing carriage of The Outdoor Channel; (5) the company’s ability to continue to manage its growth; (6) its ability to secure and retain national advertising accounts; (7) its ability to develop or distribute popular shows on The Outdoor Channel; (8) changes in methodology used to estimate the subscriber base of, and the ratings of programs on, The Outdoor Channel, or inaccuracies in such estimates; (9) costs associated with producing and acquiring programming being more than expected; and (10) other factors. In assessing forward-looking statements contained herein, readers are urged to read carefully all cautionary statements contained in our filings with the Securities and Exchange Commission. For these forward-looking statements, we claim the protection of the safe harbor for forward-looking statements in Section 27A of the Securities Act and Section 21E of the Exchange Act.

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(TABLES FOLLOW)

OUTDOOR CHANNEL HOLDINGS, INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended
	March 31,
	2006	2005

Revenues:
Advertising	$5,685	$5,259
Subscriber fees	4,383	3,642
Membership income	1,221	1,160

Total revenues	11,289	10,061

Expenses:
Satellite transmission fees	638	633
Advertising	2,162	1,694
Programming	1,544	521
Selling, general and administrative	7,506	6,486

Total expenses	11,850	9,334

Income (loss) from operations	(561)	727

Interest expense	78	1

Other income, net	623	53

Income (loss) before income taxes	(16)	779

Income tax provision	66	327

Net income (loss)	$(82)	$452

Earnings per common share:
Basic	$0.00	$0.02
Diluted	$0.00	$0.02

Weighted average number of common shares outstanding:
Basic	24,462	18,474
Diluted	24,462	22,397

OUTDOOR CHANNEL HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheet Highlights

(In thousands, except per share data)

	March 31,	December 31,
	2006	2005
	(unaudited)
ASSETS
Cash and cash equivalents	$19,594	$18,276
Investment in available-for-sale securities	37,349	38,830
Accounts receivable, net of allowance for doubtful accounts of $350 and $275	6,813	5,320

Total current assets	72,707	70,354

Property, plant and equipment, net	16,402	15,623
Totals	$155,413	$152,222

LIABILITIES AND STOCKHOLDERS’ EQUITY
Total current liabilities	5,964	4,171

Total liabilities	11,551	10,018
Total stockholders’ equity	143,862	142,204

Totals	$155,413	$152,222